Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Riverstone Ltd on Form F-1 of our report dated September 15, 2025, except for the change in the manner in Notes 9 and 16 to the consolidated financial statements, as to which the date is December 29, 2025, with respect to our audits of the consolidated financial statements of Riverstone Ltd and Subsidiaries as of March 31, 2025 and 2024 and for each of the years in the two-year period ended March 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

ARK Pro CPA & Co
PCAOB ID: 3299

Hong Kong, China
December 29, 2025